Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Mark Feuerbach	Ryan Flaim
Innophos	Sharon Merrill Associates
609-366-1204	617-542-5300
investor.relations@innophos.com	iphs@investorrelations.com

INNOPHOS HOLDINGS, INC. REPORTS

FOURTH-QUARTER AND FULL-YEAR 2017 RESULTS

Significant Progress Advancing Vision 2022 Strategy

2017 Revenue and Earnings In-Line with Expectations

Sets 2018 Guidance of Double-Digit YOY Revenue and Earnings Growth

CRANBURY, New Jersey – (February 21, 2018) – Innophos Holdings, Inc. (NASDAQ: IPHS) today announced its fourth quarter and full year ended December 31, 2017 financial results.

Full-Year 2017 Strategic Highlights

•	Launched Vision 2022 strategic roadmap in April 2017 targeting $1.25 billion revenue and 20% Adjusted EBITDA margin by 2022 as a leading specialty ingredients solution provider to attractive Food, Health, and Nutrition (FHN) markets

•	Significantly progressed strategic pillars of Operational Excellence, Commercial Excellence, and Strategic Growth. Completed Phase 1 Operational Excellence, which delivered a total of $16 million in savings, and on track to achieve $13 million of Phase 2 cost savings

•	Successfully closed and integrated Novel Ingredients and NutraGenesis acquisitions, creating a nearly $0.5 billion FHN platform. On track to deliver targeted cost synergies

•	Advanced strategic value chain repositioning and manufacturing optimization initiative starting with planned Q4 maintenance stoppage. Further improvement actions planned for 2018, that are expected to begin delivering earnings improvement in late 2018 with the full benefit materializing in 2019

Financial Highlights

•	Delivered Q4 and full year 2017 results in line with expectations

•	Q4 sales were up 15% compared with prior year due to strength in the FHN segment (up 29%) attributable to the Novel and NutraGenesis acquisitions, while selling prices and base business volumes both stabilized

•	Q4 GAAP Net Income and EPS were adversely impacted by $17 million of provisional non-recurring tax reform charges and $5 million of pre-tax purchase accounting and M&A related expenses. Without the tax reform charges Q4 GAAP diluted EPS would have been higher by $0.89

•	Q4 Adjusted EBITDA of $27 million was up 3% year-over-year despite a $4 million impact from the previously announced maintenance stoppage

•	Working capital continued to be managed at historically low levels. Excluding last year’s sizable working capital improvement, cash flow was on par with 2016

•	Providing 2018 full-year guidance of 12% to 14% revenue growth, with more than double GAAP EPS and 10% to 14% Adjusted EPS growth

“2017 was a year of great progress for Innophos as we implemented our Vision 2022 strategic roadmap to transform the growth profile of the company, increase our presence in attractive Food, Health and Nutrition end-markets, and develop innovative solutions that better serve our customers,” said Kim Ann Mink, Ph.D., Chairman, President and Chief Executive Officer.

“We closed on two strategic acquisitions, strengthened the foundation of our organization with the addition of top-tier talent, delivered bottom-line benefits through our Operational Excellence initiatives, and advanced our efforts to be viewed as a partner-of-choice with our focus on Commercial Excellence,” said Mink. “Further, we finished the year with fourth-quarter and full-year results that were in line with our expectations.”

Mink continued, “The acquisitions of Novel Ingredients and NutraGenesis are important steps forward in strengthening our growth profile. The integrations of both companies are well underway, and we remain confident in our ability to improve EBITDA margins by delivering the $4 million of identified cost synergies from Novel as well as capitalizing on cross-selling opportunities.”

“Last quarter we announced the pursuit of a strategic value chain repositioning and manufacturing optimization initiative beginning in Q4 2017. This program, which will be phased throughout 2018, demonstrates our continued commitment to further strengthen the competitive position of our cash-generative core phosphates product portfolio. Following targeted 2018 capital investments, we expect to meaningfully improve earnings, free cash flow and return on invested capital (ROIC) in future years, starting at the back end of 2018.”

“The actions we have taken this past year, and those that are in our pipeline for 2018, position Innophos to continue advancing toward our Vision 2022 targets and deliver sustainable growth for shareholders. We remain steadfastly focused on capitalizing on inorganic growth opportunities in high-growth end-markets; executing on our value chain repositioning and manufacturing optimization program; developing new and innovative science-backed solutions that leverage our recently acquired assets, deliver enhanced value to our customers and address growing FHN mega trends; as well as completing our Phase 2 Operational Excellence initiative.”

“As a result, we expect to deliver mid-teens revenue and earnings per share growth in 2018 compared to 2017 — a reflection that our strategic roadmap is fully in action and is positioning Innophos to maximize shareholder value,” concluded Mink.

Fourth Quarter Results

Variance $ and Variance % in the following tables may not foot due to rounding

$ Millions except EPS

Quarter 4	2017	2016	Variance $	Variance %
Sales	193	168	25	15%
Net Income	(11)	9	(21)	(220)%
Adj. Net Income	10	10	—	(1)%
EBITDA	21	25	(3)	(14)%
Adj. EBITDA	27	26	1	3%
Diluted EPS	(0.58)	0.47	(1.05)	(222%)
Adj. Diluted EPS	0.52	0.52	—	—
Cash from Ops	34	57	(23)	(41)%
Free Cash Flow	17	46	(29)	(63)%

•	Q4 sales were up 15% compared with the prior year due to strength in the FHN segment attributable to acquisitions, while selling prices and base business volumes both stabilized

•	GAAP Net Income and EPS were adversely impacted by $17 million of provisional non-recurring tax reform charges and $5 million of pre-tax purchase accounting and M&A related expenses

•	Despite the $4 million pre-tax maintenance stoppage costs communicated in Q3, adjusted Net Income and Adjusted EBITDA margin were flat and up 3%, respectively

•	Cash flow was positive but comparatively down as expected due to large working capital improvements and tax refunds in the prior year period

•	Free cash flow of $17 million was used for dividends and debt reduction after borrowing $28 million for the NutraGenesis acquisition. Net leverage was 2.3x at the end of Q4

•	Capex of $17 million was up $6 million versus the prior year quarter, due to the successful mechanical completion of the Geismar deep well project, initial payments toward 2018 strategic capital and the aforementioned maintenance stoppage

Fourth Quarter Segment Financials

Sales	2017 $ Millions	2016 $ Millions	Variance $	Variance %
FHN	116	90	26	29%
IS	64	62	2	4%
Other	13	16	(3)	(16)%

Total Innophos	193	168	25	15%

Adj. EBITDA	2017 $ Millions	2016 $ Millions	2017 Margin	2016 Margin
FHN	22	19	19%	22%
IS	3	7	4%	11%
Other	3	—	21%	2%

Total IPHS	27	26	14%	16%

Note: See Adjusted EBITDA reconciliation to EBITDA in the financial tables that follow

•	FHN represented 60% of total Company sales in Q4 and were up 29% YOY due to the contribution from acquisitions; margins were consistent with prior 2017 quarters yet 287 bps below 2016 due primarily to product mix

•	IS sales were up 4% on higher volumes more than offsetting price pressure in technical grade products; margins of 4% were down from the prior year due primarily to maintenance stoppage costs

•	Other sales were down 16% due to reduced volumes to low-value fertilizer markets. Other margins were 21%; the December 2016 tolling arrangement has resulted in the avoidance of margin volatility that was seen in prior years

Full Year Results

Variance $ and Variance % in the following tables may not foot due to rounding

$ Millions except EPS

YTD Quarter 4	2017	2016	Variance $	Variance %
Sales	722	725	(3)	(1)%
Net Income	22	48	(26)	(53)%
Adj. Net Income	49	50	(2)	(3)%
EBITDA	104	115	(11)	(10)%
Adj. EBITDA	120	122	(2)	(2)%
Diluted EPS	1.13	2.44	(1.30)	(54)%
Adj. Diluted EPS	2.46	2.55	(0.09)	(3)%
Cash from Ops	81	139	(58)	(42)%
Free Cash Flow	39	103	(63)	(62)%

•	Full year sales comparisons reflect the effects of the H2 2016 pruning actions management took on lower margin, less differentiated applications, largely offset by the benefit of sales from acquisitions

•	2017 Adjusted EBITDA Margin of 17% was largely in line with prior year

•	Adjusted EPS of $2.46 is down $0.09, or 3%, YOY and includes $0.08 of additional maintenance stoppage costs for the year

•	Cash flow variances were unfavorable to prior year when working capital as a percent of sales was reduced by 690 bps

•	Full year 2017 capex of $41 million was $5 million higher than 2016 due primarily to the Geismar deep well project that is now mechanically complete

Full Year Segment Financials

Sales	2017 $ Millions	2016 $ Millions	Variance $	Variance %
FHN	397	377	21	6%
IS	263	278	(16)	(6)%
Other	62	70	(8)	(12)%

Total Innophos	722	725	(3)	(1)%

Adj. EBITDA	2017 $ Millions	2016 $ Millions	2017 Margin	2016 Margin
FHN	75	80	19%	22%
IS	37	38	14%	14%
Other	8	4	13%	5%

Total IPHS	120	122	17%	17%

Note: See Adjusted EBITDA reconciliation to EBITDA in the financial tables that follow

•	FHN full year sales represented 55% of total Company sales and were up 6% due to the contribution of acquisitions

•	IS full year sales were down 6% due to lower selling prices. H2 2016 pruning actions resulted in enhanced product mix and 52 bps of improved adjusted EBITDA margin

•	Other sales were down versus prior year, but benefitted at the adjusted EBITDA margin level from the new tolling arrangement

Full Year 2018 Outlook

The Company expects full year 2018 revenues to grow 12% to 14% due to the annualized contributions from Novel Ingredients and NutraGenesis, favorable growth in the nutrition end-markets served, and stabilization in the base business.

Due primarily to recently enacted tax reform, Innophos is lowering its estimated effective tax rate for 2018 from the typical 32% to 33% range to 27% to 29% given the geographical mix in earnings. The Company is carefully reviewing all aspects of tax reform and how they may impact 2018 financials.

Full year GAAP EPS is expected to more than double in 2018. Adjusted EPS and Adjusted EBITDA are expected to grow by 10% to 14% and 15% to 17%, respectively. This includes an improvement in 2018 full year EPS of approximately $0.16 per diluted share due to the lower effective tax rate. Adjusted EBITDA margin is expected to approximate 17% of sales.

Adjusted EBITDA is forecasted to be weighted 45% toward H1 and 55% toward H2 given the phasing of the benefits from the strategic value chain repositioning and manufacturing optimization program, as well as the integration of the acquisitions completed in 2017. The Company expects to only modestly increase the use of cash to make targeted 2018 capital investments to support the aforementioned program.

The Company’s proactive selling price increase program that was implemented in Q4 2017 is well underway and expected to sufficiently offset the impact of forecasted input cost increases in 2018.

The Company remains on track to realize $4 million of expected acquisition cost synergies in 2018, which will enhance the FHN adjusted EBITDA margin profile.

Delivery of $10 million in Phase 2 Operational excellence savings is expected in 2018, compared with $3 million recorded in 2017.

Conference Call

Innophos will host its fourth quarter and full year 2017 conference call today February 21, 2018 at 9:00 am ET to discuss its earnings results. The call can be accessed by dialing (877) 604-1612 (U.S.) or (201) 389-0883 (international). No passcode is required. Please dial in approximately 15 minutes ahead of the start time to ensure timely entry to the call. The Q4 and full year 2017 earnings call presentation will be made available on the Company’s website the morning of the call. A replay will be available between approximately 11:30 am ET on February 21 and 11:59 pm ET on March 7, 2018. The replay is accessible by dialing (877) 660-6853 (U.S.) or (201) 612-7415 (international) and entering the Conference ID number 13675665.

Additional information on Innophos’ fourth quarter and full year 2017 results can also be found on the Company’s website.

About the Company

Innophos is a leading international producer of specialty ingredient solutions that deliver far-reaching, versatile benefits for the food, health, nutrition and industrial markets. We leverage our expertise in the science and technology of blending and formulating phosphate, mineral, enzyme and botanical based ingredients to help our customers offer products that are tasty, healthy, nutritious and economical. In 2017, Innophos acquired Novel Ingredients and NutraGenesis, further expanding its food, health and nutrition platform. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information, please visit www.innophos.com. ‘IPHS-G’

SOURCE Innophos Holdings, Inc.

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Financial Tables Follow

Safe Harbor for Forward-Looking and Cautionary Statements

This press release contains or may contain forward-looking statements within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements. Statements made in this press release that relate to our future performance or future financial results or other future events (which may be identified by such terms as “expect”, “estimate”, “anticipate”, “assume”, “believe”, “plan”, “intend’, “may”, “will”, “should”, “outlook”, “guidance”, “target”, “opportunity”, “potential” or similar terms and variations or the negative thereof) are forward-looking statements, including the Company’s expectations regarding the business environment and the Company’s overall guidance regarding future performance and growth. These statements are based on our current beliefs and expectations and are subject to significant risks and uncertainties. Actual results may materially differ from the expectations expressed in or implied by these forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, but are not limited to: (1) global macroeconomic conditions and trends; (2) the behavior of financial markets, including fluctuations in foreign currencies, interest rates and turmoil in capital markets; (3) changes in regulatory controls regarding tariffs, duties, taxes and income tax rates; (4) the Company’s ability to implement and refine its Vision 2022 strategic roadmap; (5) the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2022 strategic roadmap and effectively operate and integrate acquired businesses to realize the anticipated benefits of those acquisitions; (6) the Company’s ability to realize expected cost savings and efficiencies from its performance improvement and other optimization initiatives; (7) the Company’s ability to effectively compete in its markets, and to successfully develop new and competitive products that appeal to its customers; (8) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (9) the Company’s ability to benefit from its investments in assets and human capital and the ability to complete projects successfully and on budget; (10) economic, regulatory and political risks associated with the Company’s international operations, most notably Mexico and China; (11) volatility and increases in the price of raw materials, energy and transportation, and fluctuations in the quality and availability of raw materials and process aids; (12) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (13) the Company’s ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws and (14) the Company’s ability to meet quality and regulatory standards in the various jurisdictions in which it has operations or conducts business. We caution you to consider the important risks and other factors as set forth in the forward-looking statements section and in Item 1A Risk Factors in our most recent Annual Report on Form 10-K, as amended by subsequent reports on Forms 10-Q and 8-K. We do not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Summary Profit & Loss Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations (Unaudited)

(Dollars In thousands, except per share amounts or share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net sales	$193,100	$167,790	$722,024	$725,345
Cost of goods sold	160,659	134,805	572,995	574,953

Gross profit	32,441	32,985	149,029	150,392

Operating expenses:
Selling, general and administrative	22,160	15,839	82,229	67,555
Research & development expenses	1,020	826	3,733	3,739

Total operating expenses	23,180	16,665	85,962	71,294

Operating income	9,261	16,320	63,067	79,098

Interest expense, net	2,572	2,042	7,008	7,669
Foreign exchange loss (gain)	(543)	684	(578)	1,111

Income before income taxes	7,232	13,594	56,637	70,318

Provision for income taxes	18,515	4,212	34,192	22,347

Net income	($11,283)	$9,382	$22,445	$47,971

Diluted Earnings Per Participating Share	($0.58)	$0.47	$1.13	$2.44

Diluted weighted average participating shares outstanding	19,530,339	19,678,598	19,733,410	19,581,476

Dividends paid per share of common stock	$0.48	$0.48	$1.92	$1.92

Dividends declared per share of common stock	$0.48	$0.48	$1.92	$1.92

Adjusted Net Income Reconciliation to Net Income

(Dollars in thousands, except EPS)	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net Income (loss)	($11,283)	$9,382	$22,445	$47,971

Pre-tax Adjustments
Foreign exchange loss (gain)	(543)	684	(578)	1,110
Severance/Restructuring expense (income)	358	—	2,982	1,465
Inventory fair value adjustment	2,905	—	4,300	—
M&A related costs	2,325	—	5,279	—
Operating expense related to refinancing	—	585	—	585

Total Pre-tax Adjustments	5,045	1,269	11,983	3,160

Income tax effects on Adjustments	857	394	3,097	976
Addback tax reform charges	17,286	—	17,286	—

Adjusted Net Income	$10,191	$10,257	$48,617	$50,155

Adjusted Diluted Earnings Per Participating Share	$0.52	$0.52	$2.46	$2.55

Adjusted EBITDA Reconciliation to Net Income

(Dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Net Income	($11,283)	$9,382	$22,445	$47,971
Interest expense, net	2,572	2,042	7,008	7,669
Provision for income taxes	18,515	4,212	34,192	22,347
Depreciation & amortization	11,395	8,872	40,404	37,479

EBITDA	21,199	24,508	104,049	115,466

Adjustments
Non-cash stock compensation	826	493	3,823	3,077
Foreign exchange loss (gain)	(543)	684	(578)	1,111
Severance/Restructuring expense (income)	358	—	2,982	1,465
Inventory fair value adjustment	2,905	—	4,300	—
M&A related costs	2,325	—	5,279	—
Operating expenses related to refinancing	—	585	—	585

Adjusted EBITDA	$27,070	$26,270	$119,855	$121,704

Percent of Sales	14.0%	15.7%	16.6%	16.8%

Segment Adjusted EBITDA Reconciliation to EBITDA

(Dollars in thousands)	Three Months Ended December 31, 2017				Three Months Ended December 31, 2016
	FHN	IS	Other	Total	FHN	IS	Other	Total
EBITDA	$18,058	$2,167	$974	$21,199	$18,802	$6,095	($389)	$24,508
Non-cash stock compensation	468	327	31	826	282	197	14	493
Foreign exchange loss (gain)	(75)	0	(468)	(543)	0	0	684	684
Severance/Restructuring exp.(inc.)	209	132	17	358	0	0	0	0
Inventory fair value adjustment	2,905	0	0	2,905	0	0	0	0
M&A related costs	0	0	2,325	2,325	0	0	0	0
Operating exp. related to refinancing	0	0	0	0	275	262	48	585

Adjusted EBITDA	$21,565	$2,626	$2,879	$27,070	$19,359	$6,554	$357	$26,270

	Year Ended December 31, 2017				Year Ended December 31, 2016
	FHN	IS	Other	Total	FHN	IS	Other	Total
EBITDA	$67,156	$33,833	$3,060	$104,049	$78,128	$36,029	$1,309	$115,466
Non-cash stock compensation	2,164	1,514	145	3,823	1,761	1,230	86	3,077
Foreign exchange loss (gain)	(176)	0	(402)	(578)	0	0	1,111	1,111
Severance/Restructuring exp.(inc.)	1,505	1,434	43	2,982	340	0	1,125	1,465
Inventory fair value adjustment	4,300	0	0	4,300	0	0	0	0
M&A related costs	0	0	5,279	5,279	0	0	0	0
Operating exp. related to refinancing	0	0	0	0	275	262	48	585

Adjusted EBITDA	$74,949	$36,781	$8,125	$119,855	$80,504	$37,521	$3,679	$121,704

Segment Reporting

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Segment Net Sales
Food, Health and Nutrition	$115,740	$90,012	$397,298	$376,672
Industrial Specialties	63,908	61,693	262,704	278,284
Other	13,452	16,085	62,022	70,389

Total	$193,100	$167,790	$722,024	$725,345

Net Sales % change
Food, Health and Nutrition	28.6%		5.5%
Industrial Specialties	3.6%		(5.6)%
Other	(16.4)%		(11.9)%

Total	15.1%		(0.5)%

Segment EBITDA
Food, Health and Nutrition	$18,058	$18,802	$67,156	$78,128
Industrial Specialties	2,167	6,095	33,833	36,029
Other (a)	974	(389)	3,060	1,309

Total	$21,199	$24,508	$104,049	$115,466

Segment EBITDA % of net sales
Food, Health and Nutrition	15.6%	20.9%	16.9%	20.7%
Industrial Specialties	3.4%	9.9%	12.9%	12.9%
Other (a)	7.2%	(2.4)%	4.9%	1.9%

Total	11.0%	14.6%	14.4%	15.9%

Depreciation and amortization expense
Food, Health and Nutrition	$7,328	$4,424	$24,212	$20,269
Industrial Specialties	3,517	3,091	13,863	12,645
Other	550	1,357	2,329	4,565

Total	$11,395	$8,872	$40,404	$37,479

(a)	The year ended December 31, 2016 includes $1.5 million charge to earnings for restructuring costs.

Price / Volume

The Company calculates pure selling price dollar variances as the selling price for the current year to date period minus the selling price for the prior year to date period, and then multiplies the resulting selling price difference by the prior year to date period volume. The current quarter selling price dollar variance is derived from the current quarter year to date selling price dollar variance less the previous quarter year to date selling price dollar variance. The selling price dollar variance is then divided by the prior period sales dollars to calculate the percentage change. Volume/mix variance is calculated as the total sales variance minus the selling price variance. The following table illustrates the percentage changes in net sales by reportable segments compared with the same period of the prior year, including the effect of selling price and volume/mix changes upon revenue:

	Three Months Ended December 31, 2017			Year Ended December 31, 2017
Reportable Segments	Price	Volume/Mix	Total	Price	Volume/Mix	Total
Food, Health and Nutrition	(0.8)%	29.4%	28.6%	(2.9)%	8.4%	5.5%
Industrial Specialties	(3.8)%	7.4%	3.6%	(5.6)%	—%	(5.6)%
Other	14.2%	(30.6)%	(16.4)%	(2.4)%	(9.5)%	(11.9)%

Total	(0.4)%	15.5%	15.1%	(3.9)%	3.4%	(0.5)%

Summary Cash Flow Statement

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Year Ended December 31,
	2017	2016
Cash flows provided from operating activities
Net income	$22,445	$47,971
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	40,404	37,479
Amortization of deferred financing charges	429	680
Deferred income tax (benefit) provision	10,411	9,534
Gain on sale of building	(153)	—
Share-based compensation	3,823	2,822
Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(11,020)	2,058
Decrease in inventories	5,749	44,012
Decrease (increase) in other current assets	1,426	(634)
Increase in accounts payable	3,131	14,703
Decrease in other current liabilities	(5,751)	(18,926)
Changes in other long-term assets and liabilities	9,723	(590)

Net cash provided from operating activities	80,617	139,109

Cash flows used for investing activities:
Capital expenditures	(41,487)	(36,599)
Proceeds from sale of building	1,028	—
Acquisition of businesses, net of cash acquired	(150,999)	—

Net cash used for investing activities	(191,458)	(36,599)

Cash flows provided by (used for) financing activities:
Proceeds from exercise of stock options	205	17
Long-term debt borrowings	204,000	41,000
Long-term debt repayments	(79,000)	(69,002)
Deferred financing costs	—	(1,495)
Excess tax (deficiency) benefit from exercise of stock options	—	(9)
Restricted stock forfeitures	(1,195)	(366)
Dividends paid	(37,468)	(37,217)

Net cash provided by (used for) financing activities	86,542	(67,072)

Effect of foreign exchange rate changes on cash and cash equivalents	(406)	144

Net change in cash	(24,705)	35,582
Cash and cash equivalents at beginning of period	53,487	17,905

Cash and cash equivalents at end of period	$28,782	$53,487

Cash From Operations Reconciliation to EBITDA

(Dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
EBITDA	$21,199	$24,508	$104,049	$115,466

Operating Working Capital	15,246	25,224	(3,786)	57,611
Taxes paid	(866)	6,892	(14,890)	(27,945)
Interest paid	(2,462)	(2,747)	(6,753)	(8,045)
All other including non-cash stock compensation and changes in other long-term assets and liabilities	843	3,428	1,997	2,022

Net cash provided from operations	$33,960	$57,305	$80,617	$139,109

Cash From Operations Reconciliation to Adjusted EBITDA

(Dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Adjusted EBITDA	$27,070	$26,270	$119,855	$121,704

Operating Working Capital	10,201	23,955	(15,769)	54,450
Taxes paid	(866)	6,892	(14,890)	(27,945)
Interest paid	(2,462)	(2,747)	(6,753)	(8,045)
All other including changes in other long-term assets and liabilities	17	2,935	(1,826)	(1,055)

Net cash provided from operations	$33,960	$57,305	$80,617	$139,109

Free Cash Flow Reconciliation to Cash From Operations

(Dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Cash From Operations	$33,960	$57,305	$80,617	$139,109
Capital Expenditures	(16,837)	(10,924)	(41,487)	(36,599)

Free Cash Flow	$17,123	$46,381	$39,130	$102,510

Summary Balance Sheets

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars In thousands)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$28,782	$53,487
Accounts receivable, net	100,820	77,692
Inventories	145,685	128,295
Other current assets	24,969	23,894

Total current assets	300,256	283,368
Property, plant and equipment, net	219,297	205,459
Goodwill	152,700	84,373
Intangibles and other assets, net	112,916	69,811

Total assets	$785,169	$643,011

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital leases	$4	$0
Accounts payable, trade and other	70,445	51,611
Other current liabilities	43,084	43,605

Total current liabilities	113,533	95,216
Long-term debt	310,005	185,000
Other long-term liabilities	28,072	15,569
Total stockholders’ equity	333,559	347,226

Total liabilities and stockholders’ equity	$785,169	$643,011

Additional Information

Net debt is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net debt is helpful in analyzing leverage and as a performance measure for purposes of presentation in this release. The Company defines net debt as total long-term debt (including any current portion) less cash and cash equivalents.

Free cash flow is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes free cash flow is helpful in analyzing the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines free cash flow as net cash provided from operating activities plus cash used for capital expenditures.

EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS are supplemental financial measures that are not required by, or presented in accordance with, US GAAP. The Company believes EBITDA and adjusted EBITDA are helpful in analyzing the cash flow generating capability of the business and as performance measures for purposes of presentation in this release.

Net Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes net working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines net working capital as total current assets less cash less total current liabilities.

Operating Working Capital is a supplemental financial measure that is not required by, or presented in accordance with, US GAAP. The Company believes operating working capital is helpful in analyzing the effects on the cash flow generating capability of the business and as a performance measure for purposes of presentation in this release. The Company defines operating working capital as net working capital less taxes less interest.

Innophos is not able to provide a reconciliation of its 2022 expectation for Adjusted EBITDA margin to GAAP net income due to the number of variables in the projected EBITDA margin for 2022 and because we are currently unable to quantify accurately certain amounts that would be required to be included in GAAP net income or the individual adjustments for such reconciliation. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors.

Our current 2018 guidance assumes that GAAP EPS equals Adjusted EPS.